PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                ---------------------
                                                For More Information Contact:
                                                Mr. Richard A. Sinewe, President
                                                (412) 322-6107


                      MT. TROY SAVINGS BANK, FSB COMPLETES
                              ITS STOCK CONVERSION

     Mt. Troy Savings Bank, FSB, a community financial institution founded in 1891 with assets of $46 million based in Pittsburgh, Pennsylvania, has completed its conversion from a mutual organization to a stock organization.

     Richard A. Sinewe, Mt. Troy Savings Bank's President announced that in connection with the conversion, Reserve Bancorp, Inc., the Bank's newly formed holding company, issued 737,500 shares of its common stock sold at $10.00 per share.

     The net proceeds of the offering are to be used for general corporate purposes permitted by applicable law and regulations, including primarily the origination of residential real estate loans and other investments. Pending such use, investments will be made in short-term investment securities such as U.S. government and government agency securities and interest-bearing deposits.

     On March 25, 2002, Mt. Troy Savings Bank's Plan of Conversion was approved by the Bank's members at a special meeting that was held at the main office in Pittsburgh. "The Board of Directors and the officers of Mt. Troy Savings Bank appreciate the support of our employees, customers and the community in our stock offering." "The outstanding response demonstrates a solid belief and commitment in the continued growth and success of our bank. Now, we are looking forward to serving the needs of our customers as a stock institution," Mr. Sinewe stated.

     Reserve Bancorp, Inc., will trade on the OTC Electronic Bulletin Board under the symbol "RESB." Trident Securities, a Division of McDonald Investments, Inc., managed the stock offering for the Bank. Malizia Spidi & Fisch, PC assisted as corporate counsel during the conversion.